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Exhibit 99(a)(1)(C)

        ORDINARY SHARE ACCEPTANCE FORM
TO TENDER ORDINARY SHARES

OF

ADVANCED ACCELERATOR APPLICATIONS S.A.

AT

U.S. $41.00 PER ORDINARY SHARE
PURSUANT TO THE OFFER TO PURCHASE DATED DECEMBER 7, 2017

BY

NOVARTIS GROUPE FRANCE S.A.
A DIRECT AND INDIRECT WHOLLY-OWNED SUBSIDIARY

OF

NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 19, 2018 (WHICH IS THE END OF THE DAY ON JANUARY 19, 2018), UNLESS THE OFFER IS EXTENDED.

Online remittance process to Banque Transatlantique S.A.
(please see the AAA Shareholder or LTI Plan Participant Tender Participation Guide)

        Novartis Groupe France S.A., a société anonyme organized under the laws of France ("Purchaser") and a direct and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland, is offering to purchase all of the outstanding ordinary shares, nominal value €0.10 per share (each, an "Ordinary Share" and, collectively, the "Ordinary Shares"), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (each, an "ADS" and, collectively, the "ADSs"), of Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France ("AAA"), for U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (each such amount, the "Offer Price"), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2017 (together with any amendments or supplements thereto, the "Offer to Purchase") and in this Ordinary Share Acceptance Form (together with any amendments or supplements hereto, the "Ordinary Share Acceptance Form" and, together with the Offer to Purchase, the American Depositary Share Letter of Transmittal and other related materials, as each may be amended or supplemented from time to time, the "Offer"), as applicable.

 PLEASE REVIEW AND COMPLETE (IF NECESSARY) THE FOLLOWING INFORMATION

Full name and address of the holder of Ordinary Shares (hereinafter, the "Shareholder"):

Name:

Address:

Town/City:

Postal/ZIP Code:

Country:

Telephone number:

E-mail address:

The Shareholder hereby tenders the following number of Ordinary Shares:

Number of Ordinary Shares:

        To allow such tender, the Shareholder hereby instructs BNP Paribas Securities Services to transfer all of the Shareholder's Ordinary Shares held in nominatif pur in the books of BNP Paribas Securities Services into nominatif administré in the books of Banque Transatlantique S.A. (the "Ordinary Shares Agent"). The Shareholder further orders AAA, BNP Paribas Securities Services and the Ordinary Shares Agent, as applicable, to transfer the ownership of all its tendered Ordinary Shares from the Shareholder's individual account to Purchaser's individual account.

        If the Shareholder holds his/her/its Ordinary Shares through a bank, broker or other securities intermediary, the Shareholder must contact such securities intermediary and instruct it to convert all the Shareholder's Ordinary Shares held in nominatif administré in the books of such securities intermediary into nominatif administré in the books of the Ordinary Shares Agent on the aforementioned account.

        The tender of Ordinary Shares is subject to all the terms and conditions of the Offer, and the Shareholder hereby makes all the representations, warranties and undertakings of tendering holders that are set forth in the Offer to Purchase, which the Shareholder acknowledges it has received.

        The Shareholder (i) acknowledges that all payments of the Offer Price will be made by Purchaser in cash, in the form of a wire payment, in U.S. dollars, into his/her/its account with the Ordinary Shares Agent, which the Shareholder will have opened in connection with tendering the Shareholder's Ordinary Shares into the Offer (if the Shareholder wishes to receive the Offer Price in euros, the Shareholder should refer to the AAA Shareholder or LTI Plan Participant Tender Participation Guide) and (ii) expressly authorizes the Ordinary Shares Agent to withdraw from the Offer Price any withholding tax or social charge contribution that may be due by the Shareholder and pay it directly to the relevant tax administration (see Instructions below).

Name of Shareholder:

Signature of Shareholder:

Name of signer (if Shareholder is a legal entity):

Title of signer (if applicable):

PLEASE READ THE INSTRUCTIONS ACCOMPANYING THIS ORDINARY SHARE ACCEPTANCE FORM CAREFULLY BEFORE COMPLETING THIS ORDINARY SHARE ACCEPTANCE FORM.

 INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

1. Requests for Assistance or Additional Copies. Questions or requests for assistance may be directed to the Ordinary Shares Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase, this Ordinary Share Acceptance Form and other tender offer materials may be obtained from the Ordinary Shares Agent as set forth below, subject to applicable law, and will be furnished at Purchaser's expense.

2. Withholding. Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan and who tender their Ordinary Shares into the Offer may be subject to withholding taxes and/or social charges that may have to be withheld at source by the Ordinary Shares Agent.

IMPORTANT TAX INFORMATION

With respect to Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan, the Ordinary Shares Agent, acting either on behalf of the Shareholders' current or former employer or in the Ordinary Shares Agent's role as paying agent, may have withholding obligations for the amount of tax and/or social charges that these Shareholders owe on a portion of the gains that they would make in the Offer. Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan are urged to consult their tax advisor on the tax consequences applicable to their participation in the Offer.

The Ordinary Shares Agent for the Offer is:

Banque Transatlantique S.A.
Stockplan Department
26, avenue Franklin Delano Roosevelt
75372 Paris Cedex 08
France

Email:
adacap@banquetransatlantique.com

Phone number:
+33 1 56 88 72 02

QuickLinks

  Exhibit 99(a)(1)(C)
Online remittance process to Banque Transatlantique S.A. (please see the AAA Shareholder or LTI Plan Participant Tender Participation Guide)
PLEASE REVIEW AND COMPLETE (IF NECESSARY) THE FOLLOWING INFORMATION
INSTRUCTIONS Forming Part of the Terms and Conditions of the Offer
IMPORTANT TAX INFORMATION